Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

WPP plc

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	Debt Securities	(1)	Other		$		$0.0001381	$0.00
Fees to be Paid	Other	Guarantees of Debt Securities	(2)	Other		$		$0.0001381	$0.00

Total Offering Amounts:							$0.00		0.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	WPP plc. is registering an indeterminate number of debt securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the WPP plc hereby defers payment of the registration fee required in connection with this Registration Statement. Accordingly, no filing fee is paid herewith.
(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is required with respect to the guarantees.